Exhibit 99.1

Press Release

Comstock Announces Update of its Investor Presentation

June 21, 2019

FOR IMMEDIATE RELEASE:

Comstock Holding Companies, Inc., (NASDAQ: CHCI) (“CHCI” or the “Company”) held its annual meeting on June 19, 2019.  As part of its presentation, the Company discussed its strategic approach to creating value and updated the Company’s investor relations presentation, which can be found at www.ComstockCompanies.com.

About Comstock Holding Companies, Inc.

Comstock Holding Companies, Inc. (“CHCI”) is a multi-faceted real estate development, asset management and real estate related services company that, since 1985, has designed, developed, constructed and managed several thousand residential units and millions of square feet of residential and mixed-use projects throughout the Washington, D.C. metropolitan market and in other key markets in the southeastern United States. In early 2018, CHCI announced it would wind-down its subsidiary for-sale homebuilding operation, and focus exclusively on commercial real estate investment, development, asset management and real estate related services. In early 2019, CHCI announced it had recapitalized its balance sheet and completed the transition of its operating platform. Anchoring the transition of CHCI is a long-term asset management agreement covering two of the largest transit-oriented, mixed-use developments in the Washington, D.C. area; Reston Station, a nearly 5 million square foot transit-oriented, mixed-use development in Reston, VA, and Loudoun Station, a nearly 2.5 million square foot transit-oriented, mixed-use development in Ashburn, VA, and additional development assets. Comstock’s substantial experience in entitling, designing, developing, and managing a diverse range of properties including apartments, condominiums, mixed-use (residential and commercial) properties, large-scale commercial parking garages and infrastructure projects, has positioned Comstock as a premier developer and real estate asset manager. CHCI also provides development supply chain services, including capital markets, real estate brokerage, environmental consulting, design and remediation services.

Comstock Holding Companies, Inc. is publicly traded on NASDAQ under the symbol CHCI. For more information, visit www.ComstockCompanies.com.

About Reston Station

Strategically located mid-way between Tysons Corner and Dulles International Airport, Reston Station is among the largest mixed-use, transit-oriented developments in the Washington, DC area. Located at the terminus of Phase I of Metro’s Silver Line and encompassing nearly 40 acres spanning the Dulles Toll Road and surrounding Reston’s first Metro Station, Reston Station is already home to more than 1,000 residents, numerous businesses, multiple retail establishments, and several popular restaurants. With more than 1 million square feet of completed and stabilized buildings, approximately 4 million square feet of additional development in various stages of entitlement, development and construction, and a 3,500-space underground parking garage and bus transit facility adjacent to the Wiehle Reston-East Metro Station, the Reston Station neighborhood is quickly becoming Fairfax County’s urban focal point in the Dulles Corridor. For more information about Reston Station, please visit; www.RestonStation.com

About Loudoun Station

Located at the terminus station on Metro’s Silver Line, minutes from Dulles International Airport, Loudoun Station represents Loudoun County’s first (and currently its only) Metro-connected development. Loudoun Station has approximately 700,000 square feet of mixed-use development completed, including hundreds of rental apartments, approximately 150,000 square feet of retail, restaurants, and entertainment venues, 50,000 square feet of Class-A office, and a 1,500-space commuter parking garage. Approximately 2 million square feet of additional development is slated for Loudoun Station.  Located adjacent to Metro’s Ashburn Station, the Loudoun Station neighborhood represents Loudoun County’s beginning transformation into a transit connected community with direct connectivity to Dulles International Airport, Reston, Tysons Corner and downtown Washington, DC. As Loudoun County’s only transit connected neighborhood, Loudoun Station has become the new downtown of Loudoun County in the Dulles Corridor. For more information about Loudoun Station, please visit; www.LoudounStation.com

Cautionary Statement Regarding Forward-Looking Statements

This release may include "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by use of words such as "anticipate," "believe," "estimate," "may," "intend," "expect," "will," "should," "seeks" or other similar expressions. Forward-looking statements are based largely on our expectations and involve inherent risks and uncertainties, many of which are beyond our control. Any number of important factors could cause actual results to differ materially from those in the forward-looking statements. Additional information concerning important risk factors and uncertainties can be found under the heading "Risk Factors" in our latest Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Comstock specifically disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.

Company:
Comstock Holding Companies, Inc.
Christopher Guthrie, 703-230-1146
Chief Financial Officer: Christopher Guthrie

Source: Comstock Holding Companies, Inc.